Exhibit 10.36

December 31, 2008

Mr. Andrew J. Burke
50 Main Street
White Plains, NY  10606

Dear Drew:

This letter amends and restates the relevant terms of your offer letter dated December 4, 2001 and confirms your position as Co-Chief Executive Officer of Bunge Agribusiness in White Plains, N.Y., reporting to Alberto Weisser, Chairman & CEO.

1.                                       Base Salary:  For 2008, your base salary will be payable at an annual rate of $500,000, payable in 24 installments per year.  Your salary will be reviewed to consider relevant market rates and practices during our annual salary review process.

2.                                       Annual Incentive Program:  You will continue to be eligible for consideration for an award under the Company’s annual executive incentive program.  For 2008, the “target” of your annual incentive is 75% of your base salary or approximately $375,000 per year with a maximum upward potential of 2.5 times this amount.  Note that the actual annual award will be determined based on your individual contribution during the performance year as well as on the company results achieved against select metrics of our annual business plan.  Bonuses, if due, are typically paid in the first part of the year following the approval of financial results for the performance year and contingent upon your continued employment with the Company at the time they are to be paid.

3.                                       Long Term Incentive Program:  You will continue to be eligible for consideration for awards under the Company’s equity incentive program.  Awards are typically made in options and/or performance based restricted share units in the first quarter of each year.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the Annual Incentive Program, as well as those of the Long-Term Incentive Program, may be periodically revised or altered by the Compensation Committee of the Board of Directors.

Our offer also includes a severance protection.  In essence, if after you join Bunge your employment is terminated by the Company under circumstances that would typically call for severance pay benefits, you will receive (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge) the higher of:

(a)           the standard severance benefits of the Company as they may exist at that time, or

(b)                                 a payment equivalent to 6 months of your then prevailing base salary plus target bonus.  In addition, if the termination is not due to performance, you will receive a prorated annual bonus.

Bunge also offers a very competitive package of employee benefits.  Please note that, depending on business conditions and competitive environment, the Company reserves the right to change your benefits at any time without a retroactive impact.

You will also be eligible to participate in Bunge’s defined benefit pension program.  Finally, in addition to these benefits, as a senior executive of Bunge in the United States, you are also eligible to participate in the benefit programs made available to similarly situated executives.

You are reminded that our agreement includes your promise that:

(i)                                     you shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

(ii)                                  For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge Limited in writing;

(iii)                               For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof;

(iv)                              Following the termination of your employment, you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company.  (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities).  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder.

To the extent that any amount is owed to you in connection with your termination of employment or service with Bunge, such amount will be paid if and only if such termination of employment or service constitutes a “separation from service” with Bunge, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

In the event that, at the time of your termination of employment or service with Bunge, you are a ‘specified employee,’ as determined based on the methodology adopted by Bunge pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then any payment owed to you under this letter that is deemed to be a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid to you prior to the first business day after the date that is six months following the date of your termination of employment (a “Delayed Payment”); provided, however, that any Delayed Payment shall commence within 60 days following the date of your death prior to the end of the six-month period.  Any such Delayed Payment shall be accumulated and paid to you on the first day of the seventh calendar month following the date of your termination of employment.

Notwithstanding any contrary provision in this letter, if any provision of this letter contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision may be modified by Bunge without notice and consent of any person in any manner the Compensation Committee deems reasonable or necessary to comply with Section 409A.  Any such modification shall maintain, to the maximum extent practicable, the original intent of the applicable provision.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives.  In this manner, any litigation or other proceeding commenced by either party to this agreement for the purpose, in whole or in part, of enforcing the agreement or the parties’ respective rights or obligations hereunder shall be commenced in the federal or state courts of New York.

You promise that except as required by law or unless you have obtained the appropriate written consent of a Company officer, you will not disclose to any person or entity (other than your legal or financial advisors or members of your immediate family, who agree to keep this information strictly confidential) the terms and conditions of this offer.

/s/ Vincente Teixeira
Vicente Teixeira
Chief Personnel Officer

	In Agreement:	/s/ Andrew J. Burke
Andrew J. Burke